Exhibit 10.2

GENERAL MILLS, INC.

2011 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

1.	PURPOSE

The purpose of the Plan is to provide a compensation program which will attract and retain qualified individuals not employed by General Mills, Inc. and its subsidiaries (the “Company”) to serve on the Board of Directors of the Company (the “Board”) and to further align the interests of non-employee directors with those of the stockholders by providing that a portion of compensation will be linked directly to increases in stockholder value.

2.	EFFECTIVE DATE, DURATION OF PLAN

This Plan shall become effective as of September 26, 2011 subject to the approval of the Plan by the stockholders. Awards may be made under the Plan until September 30, 2016 or such earlier date as determined by the Board or the Compensation Committee of the Board (the “Committee”); provided that no such termination shall affect rights earned or accrued under the Plan prior to the date of termination.

3.	DEFINITIONS

Wherever used in this Plan, the following terms have the meanings set forth below:

“Board” means the Board of Directors of the Company.

“Change of Control” has the meaning set forth in Section 11.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” has the meaning set forth in Section 2.

“Common Stock” means Company common stock ($.10 par value).

“Company” means General Mills, Inc. and its subsidiaries.

“Deferred Compensation Account” has the meaning set forth in Section 6(d).

“Election Form” means a written form provided by the Company pursuant to which a Participant may elect the form and timing of distributions with respect to his or her retainer, Stock Units and dividend equivalents under the Plan.

“Fair Market Value” means the closing price on the New York Stock Exchange of the Common Stock on the applicable date.

“Key Employee” means a Participant treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of the Company or its affiliates if the Company’s or its affiliate’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

“Option” has the meaning set forth in Section 7(a).

“Participant” has the meaning set forth in Section 4.

“Plan” means the General Mills, Inc. 2011 Compensation Plan for Non-Employee Directors as set forth herein and as amended.

“Plan Year” has the meaning set forth in Section 6(a).

“Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code section 409A.

“Stock Unit Account” has the meaning set forth in Section 8(a).

“Stock Units” has the meaning set forth in Section 8(a).

4.	PARTICIPATION

Each member of the Board who is not an employee of the Company at the date compensation is earned or accrued shall be eligible to participate in the Plan (a “Participant”).

5.	COMMON STOCK SUBJECT TO THE PLAN

(a) General. The Common Stock to be issued under this Plan is to be made available from the authorized but unissued Common Stock, shares of Common Stock held in the treasury, or Common Stock purchased on the open market or otherwise. Subject to the provisions of the next succeeding paragraphs, the maximum aggregate number of shares authorized to be issued under the Plan shall be 1,400,000 and the maximum number of shares authorized to be issued under the Plan in a single Plan Year shall be 320,000. Options awarded shall reduce the number of shares available for awards by one share for every one share granted. Awards of Stock Units shall reduce the number of shares available for awards by one share for every one share delivered, up to 30 percent of the total number of shares available; beyond that, Stock Units shall reduce the number of shares available for awards by six shares for every one share delivered.

Upon forfeiture, expiration, or termination of Options and/or Stock Units, the shares of Common Stock subject thereto shall again be available for awards under the Plan.

(b) Adjustments for Corporate Transactions. If a corporate transaction has occurred affecting the Common Stock such that an adjustment to outstanding awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then in such manner as the Committee deems equitable, an appropriate adjustment shall be made to (i) the number and kind of shares which may be awarded under the Plan; (ii) the number and kind of shares subject to outstanding awards; (iii) the number of shares credited to a Stock Unit Account; and (iv) the exercise price of outstanding Options provided that the number of shares of Common Stock subject to any Option denominated in Common Stock shall always be a whole number. For this purpose a corporate transaction includes, but is not limited to, any dividend (other than a cash dividend that is not an extraordinary cash dividend) or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction. Notwithstanding anything in this Section to the contrary, an adjustment to an Option under this Section 5(b) shall be made in a manner that will not result in the grant of a new Option under Code Section 409A.

6.	RETAINER

(a) General. Each Participant shall be entitled to receive a retainer with respect to each one-year board term, beginning the day of each annual stockholders’ meeting and ending the day before the succeeding annual stockholders’ meeting (the “Plan Year”) in an amount determined from time to time by the Board or its delegate. Retainers shall be earned and paid at the end of each of the Company’s fiscal quarters.

(b) Normal Payment Terms. The normal payment terms for retainers are cash in a lump sum. In the absence of an affirmative election to the contrary, the retainer (or the portion not subject to such elections) shall be paid within 10 business days following the last day of each quarterly period described above in (a).

(c) Deferral Elections. Each Participant may elect an alternative form (lump sum vs. installments) in which a retainer may be delivered and the timing for such delivery, pursuant to the terms of Section 9. Participants shall make such election by filing an irrevocable Election Form with the Company before the calendar year in which a Plan Year begins. The election shall apply to amounts earned in a quarterly period described in (a) above that begins during the Plan Year. Notwithstanding the foregoing, in the first year in which a non-employee director becomes eligible to participate in the Plan, an election may be made with respect to services to be performed subsequent to the election, to the extent permitted under Code section 409A. Such an election must be made on an Election Form within 30 days after the date the non-employee director becomes eligible to participate in the Plan.

(d) Deferred Cash Alternative. For each Participant who affirmatively elects to defer receipt of his or her retainers in the form of deferred cash, the Company shall establish a separate account (a “Deferred Compensation Account”) and credit such deferred cash compensation into that Account as of the date the amounts would otherwise be paid. A separate Deferred Compensation Account shall be established for each Plan Year a Participant makes such a deferral election. Earnings, gains and losses shall be credited to each such Deferred Compensation Account based on the rate earned by the fund or funds selected by the Participant from among funds or portfolios established by the Company, in its discretion. Distributions from a Deferred Compensation Account shall be made in accordance with Section 9.

The Company has established a Supplemental Benefits Trust with Wells Fargo Bank Minnesota, N.A. as trustee to hold assets of the Company under certain circumstances as a reserve for the discharge of the Company’s obligations as to Deferred Compensation Accounts under the Plan and certain other deferred compensation plans of the Company. In the event of a Change of Control, the Company shall be obligated to immediately contribute such amounts to the trust as may be necessary to fully fund all Deferred Compensation Accounts payable under the Plan. Any Participant in the Plan shall have the right to demand and secure specific performance of this provision. All assets held in the trust remain subject only to the claims of the Company’s general creditors whose claims against the Company are not satisfied because of the Company’s bankruptcy or insolvency (as those terms are defined in the trust agreement). No Participant has any preferred claim on, or beneficial ownership interest in, any assets of the trust before the assets are paid to the Participant and all rights created under the trust, as under the Plan, are unsecured contractual claims of the Participant against the Company.

(e) Common Stock Alternative. Each Participant may affirmatively elect to receive all or a specified percentage of his or her retainers for a Plan Year in shares of Common Stock, which, if elected, will be issued within 10 business days following the last day of each quarterly period during the Plan Year described above in (a). Only whole numbers of shares will be issued, with any fractional share amounts paid in cash. For purposes of computing the number of shares earned each quarter during the Plan Year, the value of each share shall be equal to the Fair Market Value on the third Business Day preceding the last day of each quarter described above in (a) during the Plan Year. For the purposes of this Plan, “Business Day” shall mean a day on which the New York Stock Exchange is open for trading.

(f) Death. Notwithstanding any other provision of the Plan, if a Participant dies during a Plan Year, the balance of the amount due for the full quarter in which death occurs shall be payable in full to the person(s) designated under the terms of Section 11(e) of this Plan or if none designated then to the Participant’s estate, in cash, within 60 days following the date of death.

7.	NON-QUALIFIED STOCK OPTIONS

(a) Grant of Options. Each Participant on the effective date of the Plan (or, if first elected after the effective date of the Plan, then on the date the Participant first attends a Board meeting) shall be awarded an option (an “Option”) to purchase shares of Common Stock, in an amount determined from time to time by the Board, or its delegate. As of the close of business on each successive annual stockholders’ meeting after the date of the original award, each Participant who is re-elected to the Board shall be granted an additional Option to purchase shares of Common Stock. All Options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Code section 422.

(b) Option Exercise Price. The per share price to be paid by the Participant at the time an Option is exercised shall be 100% of the Fair Market Value on the date of grant, or on the last date preceding the date of grant on which the Common Stock was traded.

(c) Term of Option. Each Option shall expire ten (10) years from the date of grant.

(d) Exercise and Vesting of Option. Each Option will vest on the date of the annual stockholders’ meeting next following the date the Option is granted. Upon vesting, a Participant shall be given the full ten (10) year term to exercise the Option without regard to whether he or she continues to serve on the Board. If, for any reason, a Participant ceases to serve on the Board prior to the date an Option vests, such Option shall be forfeited and all further rights of the Participant to or with respect to such Option shall terminate. Notwithstanding the foregoing, if a participant should die during his or her term of service on the Board, any vested Option may be exercised by the person(s) designated under the terms of Section 11(e) of this Plan, and any unvested Options shall fully vest and become exercisable upon death for the remainder of the Option’s full term.

(e) Method of Exercise. A Participant exercising an Option shall give notice to the Company of such exercise and of the number of shares elected to be purchased prior to 4:30 P.M. CST/CDT on the day of exercise. The exercise price shall be paid to the Company at the time of such exercise, subject to any applicable rule adopted by the Committee:

(i) in cash (including check, draft, money order or wire transfer made payable to the order of the Company);

(ii) through the tender of shares of Common Stock owned by the Participant (by either actual delivery or attestation); or

(iii) by a combination of (i) and (ii) above; or

(iv) by authorizing a third party broker to sell a sufficient number of shares of Common Stock acquired upon exercise of the Stock Option and remit to the Company such sales proceeds to pay the entire exercise price.

To determine the amount of the payment, Common Stock delivered pursuant to (ii) or (iii) shall have a value equal to the Fair Market Value of the Common Stock on the date of exercise.

(f) Non-transferability. Except as provided by rule adopted by the Committee, an Option shall be non-assignable and non-transferable by a Participant other than by will or the laws of descent and distribution. A Participant shall forfeit any Option assigned or transferred, voluntarily or involuntarily, other than as permitted under this subsection.

8.	STOCK UNITS

(a) Awards. On the effective date of the Plan (or, if a Participant is first elected after the effective date of the Plan, then on the date the Participant first attends a Board meeting) and at the close of business on each successive annual stockholders’ meeting, each Participant who is re-elected to the Board shall be awarded the right to receive shares of Common Stock (“Stock Units”) in an amount determined from time to time by the Board or its delegate, subject to vesting as provided in Section 8(b). Only a Participant who is re-elected to the Board shall be entitled to a grant under this Section 8(a) of Stock Units awarded at the close of business on an annual meeting date after the date of the original grant to Participants. A separate Stock Unit Account will be established for the Participant each time an award of Stock Units is made.

Participants receiving Stock Units will have no rights as stockholders of the Company with respect to allocations made to their Stock Unit Account(s), except the right to receive dividend equivalent allocations under Section 8(d).

Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until such time as share certificates for Common Stock are issued to the Participants.

(b) Vesting of Stock Units. A Participant’s interest in the Stock Units shall vest on the date of the annual stockholders’ meeting next following the date of the award of the Stock Units. If, for any reason, a Participant ceases to serve on the Board prior to the date the Participant’s interest in a grant of Stock Units vests, such Stock Units shall be forfeited and all further rights of the Participant to or with respect to such Stock Units shall terminate. Notwithstanding the foregoing, a Participant who dies while serving on the Board prior to the vesting of Stock Units shall fully vest in such Stock Units, effective as of the date of death and shall be paid to the person(s) designated under the terms of Section 11(e) of this Plan.

(c) Election Concerning Receipt of Common Stock. Each Participant receiving an award of Stock Units under Section 8(a) may elect the time and form (lump sum vs. installments) of distribution of Common Stock attributable to such Stock Units, pursuant to the terms of Section 9. If no affirmative election is made, all Stock Units shall be paid in shares of Common Stock within 10 days following vesting.

(d) Dividend Equivalents. As of the first day of each quarter, during the applicable restricted period for all Stock Units awarded hereunder, the Company may credit to each such Participant an amount equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares of Common Stock. Notwithstanding any provisions of this Section or the Plan to the contrary, any dividend equivalents or other distributions credited in respect to Stock Units shall be distributed (in either cash or shares of Common Stock, with or without interest or other earnings, as provided at the discretion of the Committee) to the Participant only if, when, and to the extent the restrictions imposed on the attendant Stock Units lapse, and in an amount equal to the sum of all quarterly dividends and other distributions paid by the Company during the applicable restricted period on the equivalent number of shares of Common Stock which become unrestricted. Such dividend equivalents or other distributions shall be payable at the same time as the attendant Stock Units to which they relate, as provided under the applicable terms of the Plan. Dividend equivalents and other distributions that are not so vested shall be forfeited.

(e) Timing of Elections. In order to make an election under Sections 8(c) and/or 8(d) with respect to Stock Units awarded for a Plan Year, a Participant shall file an irrevocable Election Form with the Committee before the calendar year in which the Plan Year begins. Notwithstanding the foregoing, in the first year in which a non-employee director becomes eligible to participate in the Plan, a deferral election may be made with respect to services to be performed subsequent to the election, to the extent permitted under Code section 409A. Such an election must be made on an Election Form within 30 days after the date the non-employee director becomes eligible to participate in the Plan.

9.	DISTRIBUTION PROVISIONS FOR DEFERRED CASH AND STOCK UNITS

The following distribution provisions shall apply to Deferred Compensation Accounts and Stock Unit Accounts:

(a) Timing. Distributions from Deferred Compensation Accounts shall normally commence at Separation from Service, however, a Participant may affirmatively elect a specified date for commencement, provided said date is not later than age 75. The same rule applies to Stock Units which have been deferred beyond the vesting period described in Section 8(b). Elections as to the timing of benefit commencement shall be made in accordance with Sections 6 and 8, as appropriate.

Notwithstanding the above or any other provision of this Plan, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the Participant’s Separation from Service (or, if earlier, the first day of the month after the Participant’s death).

(b) Form of Distribution. Distributions shall normally be made in a lump sum. However, a Participant may affirmatively elect to receive substantially equal annual installments over a period of up to 10 years. Such elections shall be made in accordance with Sections 6 and 8, as appropriate.

(c) Manner of Distribution. Amounts credited to Deferred Compensation Accounts shall be paid in cash. Amounts credited to Stock Unit Accounts shall be paid in Common Stock based on the number of Stock Units credited to the Stock Unit Account and paid in cash equal to any dividend equivalent amounts which had not been used to “purchase” additional Stock Units.

(d) Distribution Upon Death. Notwithstanding any elections by a Participant or provisions of the Plan to the contrary, if a Participant dies before full distribution of a Deferred Compensation Account or Stock Unit Account, such accounts shall be distributed to the person(s) designated under the terms of Section 11(e) of this Plan or if none designated then to the Participant’s estate in a lump sum within 60 days following the date of death.

(e) Permitted Payment Delay To Avoid Violations of Law. Notwithstanding any provision of this Plan to the contrary, any distribution to a Participant under the Plan shall be delayed upon the Committee’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided, that any payment delayed pursuant to this Section 9(e) shall ultimately be paid in accordance with Code section 409A.

(f) Payment Acceleration. If amounts deferred under the Plan must be included in a Participant’s income under Code section 409A prior to the scheduled distribution of such amounts, distribution of such amount shall be made immediately to the Participant.

10.	CHANGE OF CONTROL

Notwithstanding any elections by a Participant or provisions of the Plan to the contrary, upon the occurrence of a Change of Control, all Options and Stock Units shall fully and immediately vest, and shall be exercisable or paid pursuant to the terms of the Plan that are otherwise applicable. If the Change of Control is also a “change in control” as defined under Code section 409A(a)(2)(A)(v) and official guidance thereunder, all Stock Unit Accounts shall be distributed in a single payment within 30 days following such Change of Control.

11.	ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority to administer and manage the operations of the Plan, and to interpret the terms of the Plan, formulate additional rules and policies for carrying out terms and provisions of the Plan, and amend, modify or terminate the Plan as from time to time it deems proper and in the best interests of the Company; provided, however, that after a Change of Control no amendment, modification of or action to terminate the Plan may be made which would affect compensation earned or accrued prior to such amendment, modification or termination without the written consent of a majority of Participants determined as of the day before a Change of Control. Any decision or interpretation adopted by the Committee shall be final and conclusive. A “Change of Control” means:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (3) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Securities; or

(b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries, (each a “Business Combination”); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business combination of the Outstanding Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e) Designation of Beneficiary. Each Participant who has a Deferred Compensation Account, a Stock Unit Account, or Option under the Plan may designate a beneficiary or beneficiaries to exercise any Option or to receive any payment which under the terms of the Plan may become exercisable or payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. Such form may establish other rules as the Committee deems appropriate. If no beneficiary has been properly designated by a deceased Participant, or if all the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any Options shall be divided among beneficiaries equally, and any payments under the Plan to such beneficiaries shall be made in equal shares, unless the Participant has expressly designated otherwise, in which case such Options shall be divided, and the payments shall be made, in the portions designated by the Participant.

12.	GOVERNING LAW

The validity, construction and effect of the Plan and any such actions taken under or relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

13.	NOTICES

Unless otherwise notified, all notices under this Plan shall be sent in writing to the Company, attention Corporate Compensation, P.O. Box 1113, Minneapolis, Minnesota 55440. All correspondence to the Participants shall be sent to the address which is their recorded address as listed on the election forms.

14.	PLAN TERMINATION

Upon termination of the Plan, distribution of Deferred Compensation Accounts and Stock Unit Accounts shall be made as described in Section 9, unless the Committee determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals of retainers, Stock Units or dividend equivalent amounts shall be permitted; however, earnings, gains and losses shall continue to be credited to the Deferred Compensation Account balances in accordance with Section 6 until the Deferred Compensation Account balances are fully distributed.

15.	COMPLIANCE WITH CODE SECTION 409A

It is intended that this Plan shall comply with the provisions of Code section 409A and the Treasury regulations relating thereto so as not to subject the Participants to the payment of additional taxes and interest under Code section 409A. In furtherance of this intent, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.